Exhibit (d)(4)(i)

FORM OF

AMENDED SCHEDULE A

to the

EXPENSE LIMITATION AGREEMENT

ING SEPARATE PORTFOLIOS TRUST

OPERATING EXPENSE LIMITS

	Maximum Operating Expense Limit (as a percentage of average net assets)
Name of Fund*	Class I	Class P

ING Emerging Markets Corporate Debt Fund Initial Term Expires August 1, 2014	N/A	0.15%

ING Emerging Markets Hard Currency Debt Fund Initial Term Expires August 1, 2014	N/A	0.15%

ING Emerging Markets Local Currency Debt Fund Initial Term Expires August 1, 2014	N/A	0.15%

ING Retirement Solution 2020 Fund(1) Initial Term for Class I Expires October 1, 2014	0.80%	N/A

ING Retirement Solution 2025 Fund(1) Initial Term for Class I Expires October 1, 2014	0.82%	N/A

ING Retirement Solution 2030 Fund(1) Initial Term for Class I Expires October 1, 2014	0.86%	N/A

ING Retirement Solution 2035 Fund(1) Initial Term for Class I Expires October 1, 2014	0.90%	N/A

	Maximum Operating Expense Limit (as a percentage of average net assets)
Name of Fund*	Class I	Class P

ING Retirement Solution 2040 Fund(1) Initial Term for Class I Expires October 1, 2014	0.92%	N/A

ING Retirement Solution 2045 Fund(1) Initial Term for Class I Expires October 1, 2014	0.92%	N/A

ING Retirement Solution 2050 Fund(1) Initial Term for Class I Expires October 1, 2014	0.92%	N/A

ING Retirement Solution 2055 Fund(1) Initial Term for Class I Expires October 1, 2014	0.92%	N/A

ING Retirement Solution Income Fund(1) Initial Term for Class I Expires October 1, 2014	0.66%	N/A

HE

Effective Date: December 19, 2012

*                 This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.

(1)         The operating expense limits set out above apply at the Fund Level and include expenses of the underlying investment companies in which the Funds invest.